Elicio Therapeutics Announces Publication of ELI-002 Updated AMPLIFY-201 Phase 1 Follow-up Data in Nature Medicine for Minimal Residual Disease (“MRD”) Positive, Adjuvant-Stage Patients • At extended median follow-up of 19.7 months, median overall survival (“OS”) increased from 16.33 to 28.94 months • Clinical efficacy correlated with the magnitude of T cell responses specific to mutant-KRAS (“mKRAS”) induced by ELI-002 • 77% reduction in the risk of death and 88% reduction in the risk of relapse, associated with T cell responses above the threshold for anti-tumor efficacy • ELI-002 induced both CD4+ and CD8+ mKRAS-specific T cell responses in most patients, and evidence of antigen-spreading to patient-specific neoantigens not included in ELI-002 was observed • Final event-driven disease-free survival (“DFS”) analysis for the randomized Phase 2 AMPLIFY-7P study evaluating ELI-002 7P monotherapy in pancreatic ductal adenocarcinoma (“PDAC”) is anticipated in Q4 2025 BOSTON, August 12, 2025 — Elicio Therapeutics, Inc. (Nasdaq: ELTX, “Elicio” or the “Company”), a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer, today announced the publication of follow- up data from the Phase 1 AMPLIFY-201 study evaluating ELI-002 in the peer-reviewed scientific journal, Nature Medicine. The article, entitled, “Lymph-node-targeted, mKRAS- specific amphiphile vaccine in pancreatic and colorectal cancer: Phase 1 AMPLIFY- 201 trial final results,” highlights that with extended follow-up, more than two-thirds of participants (17 of 25) whose T cell responses exceeded the antitumor efficacy threshold experienced a significantly reduced risk for relapse or death. “This publication, combined with the early promising clinical data we’ve generated to date, further strengthens our belief that our Amphiphile (“AMP”) platform represents a potentially transformative approach in the treatment of mKRAS-driven tumors,” commented Robert Connelly, Chief Executive Officer of Elicio. Chris Haqq, MD, Ph.D., Chief Medical Officer of Elicio, added, “The updated Phase 1 AMPLIFY-201 data further demonstrate that the AMP platform has the potential to provide durable benefit to PDAC patients in the adjuvant setting. These promising results together with the recent positive recommendation from the Independent Data Monitoring Committee that the randomized ongoing Phase 2 AMPLIFY-7P study should continue without modification to final DFS analysis, represent critical advancements for our promising lead program.”

Key Findings: • 25 adjuvant-stage patients with solid tumors (20 PDAC, 5 colorectal) were enrolled for treatment based on positive for minimal residual mKRAS disease after locoregional treatment, with data reported through September 24, 2024. • Direct ex vivo mKRAS-specific T cell responses were observed in 21/25 patients (84%), including both CD4+ and CD8+ T cell responses in 71% of patients, and 6/6 patients (100%) treated at the recommended Phase 2 dose (“RPD2”); the induction of both CD4+ and CD8+ T cells correlated with overall tumor biomarker response (p<0.0035). • Tumor biomarker responses were observed in 21/25 patients (84%), with complete biomarker clearance observed in 6/25 patients, as determined by tumor-informed circulating tumor DNA analysis (24%; 3 PDAC, 3 colorectal). • At 19.7 months median follow-up (compared to 8.5 months previously), the median relapse-free survival (“RFS”) was 16.33 months, and the median OS was 28.94 months for the 25-patient cohort. • Efficacy correlated with ELI-002-induced mKRAS-specific T cell response (≥ versus < threshold: 9.17-fold over baseline; threshold defined through receiver-operating curve analysis): • Median tumor biomarker reduction was 55.2% compared to 36.7% in above versus below threshold T cell responders, respectively (p<0.0024). • 11/17 patients with T cell response above threshold remained free from radiographic progression while 8/8 patients with below threshold T cell responses had confirm radiographic progression (7/8 had died); Relative Risk of Progression or Death in below threshold T cell responders was 2.96. • Median RFS was not reached compared to 3.02 months in above versus below threshold T cell responders, respectively (HR 0.12, 95% CI 0.02 to 0.62, p=0.0002); patients with greater than threshold T cell response had an 88% reduction in the risk of progression or death. • Median OS was not reached compared to 15.98 months in above versus below threshold T cell responders, respectively (HR 0.23, 95% CI 0.06 to 0.85, p=0.0099); patients with greater than threshold T cell response had an 77% reduction in the risk of death.

- Antigen-spreading, a process where the immune system, initially targeting the mKRAS antigens in ELI-002, expands its response to recognize additional antigens in the patient's tumor leading to a broader and more effective anti-tumor response, was observed in 67% of patients, with increased T cells reactive to personalized, tumor neoantigens absent from ELI-002; overall, increased T cell responses were observed in 13/52 (25%) of evaluated tumor neoantigens.
- ELI-002 was well tolerated, with no safety concerns identified, and no dose-limiting toxicities or ≥ Grade 3 treatment-related adverse events were observed.

	Pant, et al. Nature Medicine. 2024	**Wainberg, et al. Nature Medicine. 2025**
DCO	6 Sept 2023	24 Sept 2024
Median Follow-up	8.5 months	19.7 months
Median RFS (n=25)	16.33 months	16.33 months
Median OS (n=25)	16.33 months	28.94 months
mKRAS T Cell Response Threshold	12.75x (median)	9.17x (ROC-defined)
Patients ≥ mKRAS T Cell Response Threshold	13/25	17/25
mKRAS T Cell Response Correlation to:		
Tumor Biomarker Response	P=0.0014	P=0.0024
RFS	HR 0.14, P=0.0167	HR 0.12, P=0.0002
OS	NR	HR 0.23, P=0.0099

DCO: Data cut-off; RFS: Relapse-free survival; OS: Overall survival; ROC: Receiver-operating curve; NR: Not reported

Elicio Therapeutics, Inc. (Nasdaq: ELTX) is a clinical-stage biotechnology company advancing novel immunotherapies for the treatment of high-prevalence cancers, including mKRAS-positive pancreatic and colorectal cancers. Elicio intends to build on recent clinical successes in the personalized cancer vaccine space to develop effective, off-the-shelf vaccines. Elicio's Amphiphile ("AMP") technology aims to enhance the education, activation and amplification of cancer-specific T cells relative to conventional vaccination strategies, with the goal of promoting durable cancer immunosurveillance in patients. Elicio's ELI-002 lead program is an off-the-shelf vaccine candidate targeting the most common KRAS mutations, which drive approximately 25% of all solid tumors. Off-the-shelf vaccine approaches have the potential benefits of low cost, rapid commercial scale manufacturing, and rapid availability of drug to patients especially in neo-adjuvant settings and for prophylaxis in high-risk patients, contrary to personalized vaccines approaches. ELI-002 is being studied in an ongoing, randomized clinical trial in patients with mKRAS-positive pancreatic cancer who completed standard therapy but remain at high risk of relapse. ELI-002 also has been studied in patients with mKRAS-positive colorectal cancer

(“CRC”) in Phase 1 studies. The updated AMPLIFY-201 Phase 1 data for PDAC and CRC was presented at the ESMO Immuno-Oncology Congress 2024 and included a 16.3-month median recurrence-free survival and 28.9-month median overall survival for the full study population. In the future, Elicio plans to expand ELI-002 to other indications including mKRAS positive lung cancer and other mKRAS positive cancers. Elicio’s pipeline includes additional off-the-shelf therapeutic cancer vaccines candidates, including ELI-007 and ELI- 008, that target BRAF-driven cancers and p53 hotspot mutations, respectively. For more information, please visit www.elicio.com. About ELI-002 Elicio’s lead product candidate, ELI-002, is a structurally novel investigational AMP cancer vaccine that targets cancers that are driven by mutations in the KRAS-gene—a prevalent driver of many human cancers. ELI-002 is comprised of two powerful components that are built with Elicio’s AMP technology consisting of AMP-modified mutant KRAS peptide antigens and ELI-004, an AMP-modified CpG oligodeoxynucleotide adjuvant that is available as an off-the-shelf subcutaneous administration. ELI-002 2P (2-peptide formulation) has been studied in the Phase 1 (AMPLIFY-201) trial in patients with high relapse risk mKRAS-driven solid tumors, following surgery and chemotherapy (NCT04853017). ELI-002 7P (7-peptide formulation) is currently being studied in a Phase 1/2 (AMPLIFY-7P) trial in patients with mKRAS-driven pancreatic cancer (NCT05726864). The ELI-002 7P formulation is designed to provide immune response coverage against seven of the most common KRAS mutations present in 25% of all solid tumors, thereby increasing the potential patient population for ELI-002. About the Amphiphile Platform Elicio’s proprietary AMP platform delivers investigational immunotherapeutics directly to the “brain center” of the immune system – the lymph nodes. Elicio believes this site- specific delivery of disease-specific antigens, adjuvants and other immunomodulators may efficiently educate, activate and amplify critical immune cells, potentially resulting in induction and persistence of potent adaptive immunity required to treat many diseases. In preclinical models, Elicio observed lymph node-specific engagement driving therapeutic immune responses of increased magnitude, function and durability. Elicio believes its AMP lymph node-targeted approach will produce superior clinical benefits compared to immunotherapies that do not engage the lymph nodes based on preclinical studies. Elicio’s AMP platform, originally developed at the Massachusetts Institute of Technology, has broad potential in the cancer space to advance a number of development initiatives through internal activities, in-licensing arrangements or development collaborations and partnerships. The AMP platform has been shown to deliver immunotherapeutics directly to the lymph nodes by latching on to the protein albumin, found in the local injection site, as it travels to lymphatic tissue. Cautionary Note on Forward-Looking Statements Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding Elicio’s planned clinical programs, including the timing and outcome of planned clinical trials; the timing of the expected event-driven final DFS analysis of the Phase 2 AMPLIFY-7P clinical trial; the potential of Elicio’s product candidates and platform, including the potential transformational approach Elicio’s AMP platform could represent in the treatment of mKRAS-driven tumors; the potential impact of the AMP Platform and ELI-002 in PDAC, including the potential for Elicio’s AMP platform to provide durable benefit for PDAC patients in the adjuvant setting; the potential for future expansion of ELI-002 to other indications, including mKRAS positive lung cancer and other mKRAS positive cancers; the potential benefits and effectiveness of off-the-shelf vaccine approaches; and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Elicio undertakes no obligation to publicly update any forward- looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe- harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, Elicio’s plans to develop and commercialize its product candidates, including ELI-002; the timing of initiation of Elicio’s planned clinical trials; the timing of the availability of data from Elicio’s clinical trials, including the event-driven final DFS analysis from the Phase 2 AMPLIFY-7P trial anticipated in the fourth quarter of 2025; the timing of any planned investigational new drug application or new drug application; Elicio’s plans to research, develop and commercialize its current and future product candidates; and Elicio’s estimates regarding future revenue, expenses, capital requirements and need for additional financing. New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks are more fully discussed under the heading “Risk Factors” in Elicio’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 13, 2025, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 7, 2025, as updated by subsequent reports and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Elicio as of the date of this release. Elicio does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this release, except to the extent required by law. Investor Relations Contact Brian Ritchie LifeSci Advisors (212) 915-2578 britchie@lifesciadvisors.com